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                                                                    Exhibit 99.1

                       PRESS RELEASE DATED AUGUST 8, 2002


           SONICblue Incorporated Names L. Gregory Ballard Interim CEO

           Kenneth Potashner Terminated as Chairman, President and CEO

SANTA CLARA, Calif.--(BUSINESS WIRE)--Aug. 8, 2002--SONICblue(TM) Incorporated (Nasdaq: SBLU) announced today that its Board of Directors has appointed L. Gregory Ballard, currently the Company's Executive Vice President for Marketing and Product Management, Interim CEO.

The appointment followed its earlier action today terminating its Chairman, President and CEO, Kenneth Potashner, as an officer and employee of the Company, effective immediately.

Ballard joined SONICblue in April 2002. Prior to joining SONICblue, Ballard served as Chief Executive Officer at 3dfx, where he grew revenue from $4 million to a run-rate of over $400 million over a three-year period, and subsequently served as Chief Executive Officer at MyFamily.com, a successful subscription based Internet service. He previously served as Chief Executive Officer and Chief Operating Officer for Warner Custom Music, a Division of Time Warner, Inc.

"SONICblue is at an important turning point," said Ballard, interim chief executive officer. "The Company has transitioned from a graphics chip supplier business to an innovative consumer electronics provider. In this next phase, it is imperative that we focus on managing the Company to profitability."

Speaking on behalf of the Board of Directors, James Schraith said, "Greg has our complete confidence and support. We believe he is well suited to lead the Company through its next phase."

Conference Call Scheduled

The Company has scheduled a conference call for 5:30 a.m. Pacific Time on Friday August 9th, 2002. Ballard and members of the board will review the changes, followed by a question and answer period.

On the day of the conference call, please dial in at least ten minutes prior to the conference in order for the operator to connect you to the call.

The domestic dial in number for the live audio call beginning at 5:30 a.m. Pacific Time is: (888)769-8918, International: (712)257-0418 Passcode:
SONICblue.

A replay of the call will be available from 6:30 a.m. Pacific Time on August 9th, 2002 until 5:00 p.m. Pacific Time on August 16th on by dialing:
(888)562-2768, International: (402)998-1435 Passcode: SONICblue.
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About SONICblue Incorporated (www.SONICblue.com)

SONICblue is a leader in the converging Internet, digital media, entertainment and consumer electronics markets. Working with partners that include some of the biggest brands in consumer electronics, SONICblue creates and markets products that let consumers enjoy all the benefits of a digital home and connected lifestyle. SONICblue holds significant financial assets, global marketing capabilities and a focused technology portfolio that includes Rio(R) digital audio players; ReplayTV(R) personal television technology and software solutions; Go-Video(R) Dual-Deck(TM) VCRs and integrated DVD+VCRs and California Audio Labs(TM) high-end home entertainment theater components.

SONICblue and Dual-Deck are trademarks of SONICblue Incorporated. ReplayTV, Go-Video and Rio are registered trademarks of SONICblue Incorporated. All other products and brand names as they appear in this release are trademarks or registered trademarks of their respective holders.



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Contact:

     SONICblue
     Press: Tracy Perry-Neumann, 858/274-1987 tperry@sonicblue.com
     Investor Relations: Ian Shea, 408/588-8242 ishea@sonicblue.com